EXHIBIT F-1

September 12, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Xcel Energy Inc. — Amendment No. 3 (First Post-Effective) to Form U-1 Application (File No. 70-10096)

Dear Sir or Madam:

     I deliver this opinion to you for filing as Exhibit F-1 to the Application-Declaration on Form U-1 (the “Application”) referenced above. Briefly stated, Xcel Energy Inc. (“Xcel Energy”) seeks authorization and approval of the Securities and Exchange Commission (the “Commission”) in respect of the payment of dividends out of capital and unearned surplus (the “Proposed Transaction”), all as more fully described in the Application. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Application.

     I am a member of the bar of Minnesota, the place of organization of Xcel Energy. I am not a member of the bar of any other state of the United States and do not hold myself out as an expert in the laws of such states, although I have consulted and will consult with counsel to Xcel Energy who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained directly or indirectly by Xcel Energy.

     In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application.

     The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     (a)  The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transaction, as described in the Application, permitting the Application to become effective under the Act and the rules and regulations thereunder, and the Proposed Transaction is consummated in accordance with the Application and the Commission’s orders.

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     (b)  No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein.

     (c)  Each document required for the implementation of a Proposed Transaction will have been duly authorized by all requisite corporate action on the part of Xcel Energy and of any other party thereto and will have been duly executed and delivered and/or filed on behalf of Xcel Energy and other parties.

     (d)  Xcel Energy will at the time of the Proposed Transaction be validly incorporated or a validly formed business entity in the jurisdiction in which it is domiciled.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that, in the event that the Proposed Transactions are consummated in accordance with the Application:

     (a)  all state laws applicable to Xcel Energy in respect of the consummation of the Proposed Transaction will have been complied with; and

     (b)  the consummation of the Proposed Transaction will not violate the legal rights of the holders of any securities issued by Xcel Energy or any of its subsidiaries and associate companies.

     I hereby consent to the filing of this opinion as an exhibit to the Application.

Very truly yours,

/s/ Gary R. Johnson Gary R. Johnson Vice President and General Counsel

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